Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Jennifer Flachman
AMERCO Investor Relations
(602) 263-6601
Flachman@amerco.com

AMERCO Receives Commitment from Merrill Lynch Commercial Financial Corp., for $150 Million Revolving Credit Facility

Reno, NV, July x, 2005, AMERCO (Nasdaq: UHAL) announced today that as part of its overall financing objectives, it has received a commitment from Merrill Lynch Commercial Finance Corp., for a five-year, $150 million revolving credit facility.

The facility is secured by rental trucks owned by the company and will be used for working capital and capital acquisitions. To date, the company has not drawn on the facility.

AMERCO is the parent company of U-Haul International, Inc., North America’s largest “do-it-yourself” moving and storage operator, Amerco Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company. With a network of over 15,300 locations in all 50 United States and 10 Canadian provinces U-Haul is celebrating its 60th year of serving customers. The company has the largest consumer truck rental fleet in the world, with over 93,000 trucks, 78,750 trailers and 36,100 towing devices. U-Haul has also been a leader in the storage industry since 1974, with over 340,000 rooms and approximately 29 million square feet of storage space and over 1,000 facilities throughout North America.

For more information about AMERCO, please visit www.amerco.com